Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release - April 30, 2009

Auburn National Bancorporation Reports First Quarter Net Earnings

First Quarter 2009 Results – Compared to First Quarter 2008:

•	Double-digit loan and deposit growth

•	Net interest income (tax-equivalent) increases 5%

•	Mortgage lending drives 53% increase in operating noninterest income

•	Credit quality continues to compare favorably to industry peers

•	First quarter non-cash charge of $1.9 million (after-tax) due to other-than-temporary impairment

•	Maintained strong balance sheet with a tangible common equity ratio of 7.01%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $0.5 million, or $0.14 per share, for the first quarter of 2009, compared to $1.9 million, or $0.50 per share, for the first quarter of 2008.

Excluding the effects of non-operating items such as security gains and other-than-temporary impairment charges, first quarter 2009 operating net earnings were approximately $1.9 million, or $0.51 per share, compared to first quarter 2008 operating net earnings of approximately $1.8 million, or $0.50 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “It is unfortunate that the troubles being experienced by other financial institutions have had a negative impact on our company’s performance. While we are disappointed with the Company’s first quarter results, we are encouraged that earnings from core bank operations continue to thrive. The Company’s mortgage lending division has been extremely active during the first quarter of 2009 as mortgage rates have dropped to record lows, providing a significant contribution to our core earnings. As we look forward to the rest of 2009, the Company is well-positioned for any challenges that may lie ahead.”

Net interest income (tax-equivalent) was approximately $4.9 million for the first quarter of 2009, an increase of 5% from the first quarter of 2008 reflecting balance sheet growth. Average loans were up to $372.7 million in the first quarter of 2009, an increase of $42.9 million, or 13%, from the first quarter of 2008. Average deposits were up to $580.9 million in the first quarter of 2009, an increase of 14% from the first quarter of 2008.

Mr. Spencer continued, “The Company experienced significant deposit growth during the first quarter of 2009. Total deposits were up to $609.2 million at March 31, 2009, an increase of $58.4 million or 11% from December 31, 2008. The recent growth is evidence of the Company’s commitment to providing excellent customer service and the Company’s reputation as a symbol of strength and stability in the communities we serve.”

Although the Company’s annualized net charge-off ratio increased to 0.45% in the first quarter of 2009 from 0.11% in the first quarter of 2008, the Company’s credit quality continues to compare favorably to industry peers. Nonperforming assets declined on a linked-quarter basis. Nonperforming assets were 1.24% of total loans and foreclosed properties at March 31, 2009, compared to 1.29% at December 31, 2008. Approximately $4.3 million of the $4.7 million in nonperforming assets at March 31, 2009 is related to one purchased loan participation. Excluding the effects of this loan participation, nonperforming assets were only 0.09% of total loans and foreclosed properties. The

-more-

Reports First Quarter Net Earnings/page 2

provision for loan losses increased to $550 thousand in the first quarter of 2009 compared with $60 thousand in the first quarter of 2008. The increase in provision for loan losses reflects the credit risk associated with loan portfolio growth and an increase in net charge-offs.

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $2.0 million in the first quarter of 2009, an increase of $0.7 million or 53% from the first quarter of 2008. This increase is largely due to an increase in mortgage lending income. Mortgage lending income was approximately $1.3 million in the first quarter of 2009, an increase of approximately $0.9 million from the first quarter of 2008. The Company’s income from mortgage lending typically fluctuates as mortgage interest rates change and is primarily attributable to origination and sale of new mortgage loans.

Total noninterest income, including non-operating items, was negative $89 thousand in the first quarter of 2009, compared to approximately $1.4 million from the first quarter of 2008. Non-operating noninterest income included a $2.1 million net loss on securities. The net loss on securities was attributable to a non-cash other-than-temporary impairment charge of $3.0 million ($1.9 million after-tax), offset by a $0.9 million gain on the sale of securities. $2.6 million of the total other-than-temporary impairment charge recorded in the first quarter of 2009 related to investments in one of the Company’s correspondent banks (the “correspondent”). After evaluating the financial performance of the correspondent, management concluded that the Company’s investments in the correspondent’s trust preferred securities and common stock were other-than-temporarily impaired at March 31, 2009. The remaining carrying value of the Company’s investment in the correspondent’s trust preferred securities and common stock totaled $0.8 million at March 31, 2009.

Noninterest expense was approximately $3.6 million in the first quarter of 2009, an increase of approximately $0.4 million or 13% from the first quarter of 2008. The increase was primarily related to increases in salaries and benefits expense and other noninterest expense. Salaries and benefits expense increased primarily due to commissions paid to our mortgage originators as a result of increased origination volume. Other noninterest expense increased due to various factors, including an increase in FDIC insurance premiums, despite being assessed at the FDIC’s lowest rate.

In the first quarter of 2009, the Company paid cash dividends of $0.19 per share, an increase of 3% from the first quarter of 2008. At March 31, 2009, the Company’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $803 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, securities valuations and performance, loan performance, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

-more-

Reports First Quarter Net Earnings/page 3

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

-more-

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)*

Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2009	2008
Results of Operations
Net interest income (a)	$4,884	$4,642
Less: tax-equivalent adjustment	359	321
Net interest income (GAAP)	4,525	4,321
Noninterest income	(89)	1,373
Total revenue	4,436	5,694
Provision for loan losses	550	60
Noninterest expense	3,553	3,149
Income tax (benefit) expense	(185)	634
Net earnings	$518	$1,851

Per share data:
Basic and diluted net earnings:
GAAP	$0.14	$0.50
Operating (b)	0.51	0.50
Cash dividends declared	$0.190	$0.185
Weighted average shares outstanding:
Basic and diluted	3,646,827	3,681,809
Shares outstanding, at period end	3,644,957	3,681,809
Book value	$15.21	$15.29
Common stock price:
High	$26.40	$24.50
Low	18.07	19.00
Period-end:	$21.00	$22.00
To earnings ratio	14.48	x	11.52	x
To book value	138%	144%
Performance ratios:
Return on average equity:
GAAP	3.57%	13.74%
Operating (b)	12.78%	13.54%
Return on average assets:
GAAP	0.27%	1.06%
Operating (b)	0.95%	1.04%
Dividend payout ratio	135.71%	37.00%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.21%	1.23%
Nonperforming assets	97%	81%
Nonperforming assets as a % of:
Loans and foreclosed properties	1.24%	1.52%
Total assets	0.58%	0.69%
Nonaccrual loans as a % of total loans	1.21%	1.40%
Net charge-offs as a % of average loans	0.45%	0.11%
Other financial data:
Net interest margin (a)	2.72%	2.85%
Effective income tax rate	(55.56)%	25.51%
Efficiency ratio:
GAAP	80.09%	55.30%
Operating (b)	51.36%	52.73%
Selected average balances:
Securities	$338,435	$318,293
Loans, net of unearned income	372,702	329,853
Total assets	779,295	699,163
Total deposits	580,921	511,444
Long-term debt	123,365	116,581
Total stockholders’ equity	58,051	53,885
Selected period end balances:
Securities	$358,425	$322,843
Loans, net of unearned income	374,185	331,083
Allowance for loan losses	4,532	4,074
Total assets	802,722	728,906
Total deposits	609,206	537,443
Long-term debt	123,363	123,381
Total stockholders’ equity	55,452	56,292

*Certain	amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

Reports First Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2009	2008
Net earnings, as reported (GAAP)	$518	$1,851
Non-operating items (net of 37% tax):
Securities losses (gains), net	1,337	(27)
Operating net earnings	$1,855	$1,824

Noninterest income, as reported (GAAP)	$(89)	$1,373
Non-operating items:
Securities losses (gains), net	2,123	(43)
Operating noninterest income	$2,034	$1,330

Total Revenue, as reported (GAAP)	$4,436	$5,694
Tax-equivalent adjustment	359	321
Non-operating items:
Securities losses (gains), net	2,123	(43)
Total Operating Revenue (tax-equivalent)	$6,918	$5,972

Net interest income, as reported (GAAP)	$4,525	$4,321
Tax-equivalent adjustment	359	321
Net interest income (tax-equivalent)	$4,884	$4,642